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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   As independent public accountants, we hereby consent to the use of our report dated May 6, 2002 relating to the statement of combined revenues and direct operating expenses of the oil and gas properties purchased by Contango Oil & Gas Company from Juneau Exploration, L.P., Other Individuals and SUIT for the years ended June 20, 2001 and 2000, and to all references to our Firm included in or made a part of this registration statement.

/s/ Arthur Andersen LLP
Houston, Texas

June 11, 2002